FOR IMMEDIATE RELEASE

CONAGRA FOODS REPORTS PRELIMINARY THIRD-QUARTER RESULTS


THIRD-QUARTER FISCAL 2005 OVERVIEW:

o    Preliminary third-quarter fiscal 2005 diluted EPS is $0.31.

     >>   The  $0.31  includes  $0.03  of  net  expense  from  items   affecting
          comparability as detailed toward the end of this release.

o Third-quarter fiscal 2005 sales were $3.6 billion, slightly ahead of last year.

o Operating profit posted a year-over-year decline, largely reflecting increased input costs and challenges in the packaged meat operations. Manufacturing network changes, and to a lesser extent business process changes connected with Project Nucleus, resulted in transitional disruption which also negatively impacted quarterly profits; those changes are part of long-term profit-enhancing initiatives.

o During the quarter, the company discovered errors in previously reported amounts related to income tax matters. None of the errors relate to the operating performance of the company's segments. As soon as possible, the company will restate historical results to correct the errors; on a preliminary basis, the errors are estimated to reduce after tax profits principally in fiscal 2003 and fiscal 2004 in the range of $150 million to $200 million in aggregate, and there will be corresponding cash payments in connection with those errors. The company plans to provide revised comparative financial information at the time of its 10-Q filing. Because the company is still in the process of determining the amount of the errors, it considers the results in this release preliminary.



OMAHA, Neb., March 24, 2005 -- ConAgra Foods Inc. (NYSE: CAG), one of North America's leading packaged food companies, today reported results for the fiscal 2005 third quarter, ended Feb. 27, 2005. Sales for the quarter were $3.6 billion, up 1%. Current quarter income from continuing operations before income tax was $314 million, equal to last year. Preliminary diluted EPS was $0.31 for the quarter.

Bruce Rohde, ConAgra Foods chairman and chief executive officer, commented, "Our company dealt with several changes and challenges during the quarter that negatively impacted performance. Two of these challenges - manufacturing network changes and the organization's transition to new business processes as part of Project Nucleus - are short-term in nature. These challenges occurred while implementing significant improvements and are part of our long-term profit-enhancing initiatives. Our most significant challenge - increased input costs in our retail packaged meats business - has impacted us for several consecutive quarters, and we are taking specific actions to address the problems. These actions include implementing more effective price increases and SKU rationalization efforts."

Rohde continued, "The short-term challenges connected to manufacturing and the organization's transition to Project Nucleus are mostly resolved, and are not expected to impact the fourth quarter as they did in the third quarter. While we consider the short-term challenges to be a natural outcome of implementing significant changes, we still need to improve our overall execution and more effectively anticipate and deal with our operational issues. The momentum we built in the last half of fiscal 2004 and the first half of fiscal 2005 was interrupted this quarter, but we expect to get back on track over the next few quarters as we work through the current challenges and as we continue to focus on our fundamentals to improve margins and returns over time. This includes generating consumer preference for our products, operating more efficiently, strengthening customer service, and prudent capital deployment."

Project Nucleus is the company's information-based business process initiative that is systematically linking sales, marketing, logistics, manufacturing functions, and customer interfaces across ConAgra Foods.

Current Quarter Operating Challenges

The company notes that it made progress during the quarter growing a variety of brands and products, reducing certain operating expenses, and retiring debt, but also faced significant operating challenges, including:

o Substantially lower margins in the packaged meat operations, mostly driven by increased input costs without sufficient offsetting price increases. Input costs which were expected to improve during the quarter became worse for key protein inputs. The company is addressing these challenges with margin-enhancing actions including price increases and a SKU rationalization program to simplify operations and increase efficiencies.

o Manufacturing challenges resulting from installing new equipment, as well as consolidating and transferring production across plant locations, at a time when the company experienced peak demand for some products. This resulted in a lower sales realization rate because the company could not fill all customer orders for some very popular and higher-margin products that are in increasing demand, such as Banquet Crock-Pot Classics, Egg Beaters, Hebrew National, Reddi-wip, and Slim Jim. This has largely been corrected, and will impact the fourth quarter to a lesser degree than it did in the third quarter.

o Minor disruption was experienced while implementing Project Nucleus. Project Nucleus is being implemented over several fiscal years, and the company passed a significant milestone on Dec. 1, 2004, when the order-to-cash functions for most of the retail and foodservice operations were transitioned to this system. Significant improvements in customer service levels were made as the quarter progressed.

Supply Chain and Asset Base Improvements

As part of the company's initiatives to build long-term strength in its supply chain and focus on its highest-opportunity assets, the company has decided to close certain facilities and divest some non-core manufacturing plants and businesses. These actions resulted in non-cash charges during the quarter, which are identified in the applicable portions of this release. The charges related to supply chain and asset base improvements are part of the items impacting earnings comparability.

                  Retail Products Segment (58% of total sales)

For the quarter, sales for the Retail Products segment were $2.1 billion, down 1% from last year. Volumes declined 3%, and average net pricing increased 2% as necessitated by increased input costs. The segment's volume decline largely reflects lower order fill rates during the previously described manufacturing changes. Also relevant to the quarterly volume decline is that the company opted not to participate in various seasonal promotions during this transitional period, and chose to promote at later dates when the return on promotional investment is expected to be higher.

Although there were challenges during the quarter, several brands posted strong sales performance as a result of ongoing sales and marketing initiatives intended to strengthen brand equity, expand distribution of the company's most promising products, successfully develop new products, and improve returns on marketing investments:

o Sales for the company's top 30 brands as a group, which represent more than 80% of total segment sales, grew 3% during the quarter.

     >> Brands posting sales gains include: ACT II, Banquet, Blue Bonnet, Chef Boyardee, Cook's, Eckrich, Egg Beaters, Hunt's, Kid Cuisine, Manwich, Marie Callender's, Orville Redenbacher's, PAM, Parkay, Snack Pack, and Van Camp's. Many of these brands have posted several successive quarters of solid sales growth.

o Sales for the new product Banquet Crock-Pot Classics, a complete frozen meal designed specifically for Crock Pots(TM), remain strong and are on track to approach $100 million of sales annually.

Retail  Products  segment  operating  profit  was $303  million  in the  current quarter, below the $329 million reported last year. A $10 million brand impairment charge in the current quarter, a $17 million benefit from favorable legal settlements in the current quarter, and $8 million of expense in the year-ago period related to implementing efficiency initiatives impact comparability of results. The overall segment performance this quarter reflects modest profit growth for some operations which was more than offset by:

o Weak results for operations that include packaged meats, driven by significantly increased pork and other input costs, as well as a less profitable product mix in those operations due to the operating issues previously described. Profits for these operations were very low, and were more than $45 million, or $0.05 per share, below last year's comparable amounts. The company is implementing additional price increases and product modifications to boost the profitability of the packaged meat operations; these operations should also benefit from the company's broader SKU rationalization program.

o The company made changes to its manufacturing network, and implemented the order-to-cash portion of Project Nucleus, as part of long-term profit-enhancing initiatives. As previously described, these initiatives caused some disruption during the quarter. The combination of the disruption and strategic decisions to defer promotions impacted the broader Retail Products portfolio volumes, mix, absorption, and order fulfillment costs.

Increased input and packaging costs negatively impacted the entire segment, but did so most significantly in the packaged meat operations. Some operations within the segment posted improved profitability, but the gains were more than offset by the previously mentioned operating issues.

Over the long term, the company is focused on brand-building and operating efficiency initiatives that are expected to drive profit margin expansion for this segment.

                Foodservice Products Segment (25% of total sales)

Sales for the Foodservice Products segment were $886 million for the third quarter, 1% above last year. Segment operating profit was $33 million in the current quarter, down from $70 million in the year-ago period. The operating profit decline reflects $33 million of costs resulting from an impairment charge related to strategic changes in the culinary products manufacturing network, as well as fire damage at a specialty potato products facility. Also impacting year-over-year comparability is $16 million of expense in the year-ago period related to implementing efficiency initiatives.

Adjusting for items that impact year-over-year comparability, the current quarter segment operating performance showed mixed results. Sales and profits for specialty potato products increased due to strong volumes, but sales and profits for culinary products declined due to the operating issues previously described. Due to tariff-related market dynamics, sales and profits for seafood products were below year-ago levels.

                  Food Ingredients Segment (17% of total sales)

During the quarter, sales for the Food Ingredients segment increased 9% over last year to $608 million, and operating profit increased 10% over last year to $60 million. The strong sales and operating profit performance largely reflects a favorable environment for trading and merchandising operations. Current quarter operating profit includes $22 million of profit growth from trading and merchandising energy, grains, fertilizer, and other inputs and commodities, which more than offset a $15 million impairment charge related to strategic changes to the manufacturing network. The segment operating profit growth also reflects strong performance from grain-based food ingredients due to higher volumes and improved market conditions. Difficult cost environment and competitive conditions continued to negatively impact the performance of dehydrated onion, garlic, capsicums, and vegetable products.

Pilgrim's Pride Stock Sale, Equity Method Investments, and Assets Related to Swift Foods

o During the quarter, ConAgra Foods sold 10 million shares of Pilgrim's Pride Corporation (NYSE:PPC) common stock for more than $280 million, resulting in a pretax gain of approximately $186 million. That gain is classified on the company's income statement as Gain on sale of Pilgrim's Pride Corporation common stock. ConAgra Foods acquired these shares in the fall of 2003 in connection with the divestiture of its chicken-processing operations to Pilgrim's Pride. ConAgra Foods still owns 15.4 million shares of Pilgrim's Pride common stock that are subject to resale restrictions; ConAgra Foods may sell these shares at appropriate times in accordance with these restrictions.

o Equity method investment loss from various investments for the current quarter was $64 million, reflecting impairment charges totaling $71 million for revised estimates of value for two joint ventures. For the same quarter last year, equity method investment earnings were $2 million.

o During the quarter the company substantially completed the liquidation of the cattle-feeding assets related to the financing it provided Swift Foods. The company received net proceeds of $121 million during the quarter, bringing the total to $267 million. The company expects to receive the remainder of the proceeds from the liquidation of the cattle-feeding assets over the next several weeks, after which the company will have fully recovered the financing provided.

Other Capital Resource Matters and Corporate Expense

o During the quarter, the company retired $600 million of 7.5% senior debt due September 2005. Retiring the debt resulted in a charge of approximately $22 million, which is classified as corporate expense.

o Corporate expense totaled $136 million for the quarter. That amount includes the $22 million charge for retiring $600 million of debt, as well as a $22 million addition to its legal reserve in connection with previously disclosed SEC matters. Corporate expense was $79 million for the comparable quarter last year.

o For the quarter, capital expenditures for property, plant, and equipment totaled $97 million compared with $89 million last year; the increase over last year is due principally to additional investment to update strategic information systems for the future. Depreciation and amortization expense was approximately $91 million for the quarter versus $88 million a year ago. Dividends paid totaled $140 million versus $138 million last year. Net interest expense for the quarter was $68 million compared with $62 million last year.

Preliminary Third-Quarter Income Taxes

The preliminary effective tax rate for the quarter was 49%, much higher than usual, largely reflecting the fact that two items are not deductible for tax purposes:

     o    A  significant   impairment   charge  reported  within  Equity  Method
          Investment  Loss,  and
     o Most of the current quarter increase to the legal reserves associated with previously disclosed SEC matters.

Outlook

Fourth quarter fiscal 2005: The company currently expects fourth-quarter EPS to modestly exceed third-quarter EPS, excluding amounts that impact comparability. The company notes the gradual nature of improvement for the operating challenges described in this release, as well as uncertainty regarding the longevity of the unusually favorable business environment for the trading and merchandising operations within the Food Ingredients segment.

Longer Term: The company is focused on improving margins and returns on capital over the long term with its multi-year marketing, operations, and information systems initiatives as detailed in the company's fiscal 2004 annual report. The company expects operating trends to improve over the next few quarters as it:

     o Continues to improve the manufacturing network and gain experience with Project Nucleus,

     o Increases prices to cover increased input and packaging costs, most notably for its packaged meats business, but for other products as well,

     o    Becomes more efficient throughout its supply chain, and

     o Implements its SKU reduction program that will remove relatively low-margin and low-volume products and focus sales efforts and manufacturing capacity on higher-margin and higher-volume products.

Errors Related to Accounting for Income Taxes

During fiscal 2005, the company has been systematically conducting rigorous reviews of financial controls as part of its Sarbanes-Oxley 404 certification process and in connection with pending tax audits, as well as part of operational improvement efforts by new financial management. Those reviews have led to the discovery of errors related to accounting for income taxes in previously reported amounts. The reviews have been productive and helpful in addressing the errors and control weaknesses. To address the errors discovered as a part of this process, and as announced in its Form 8-K filed with the SEC today, the company will restate financial statements for the periods covered in its Form 10-K for the fiscal year ended May 30, 2004 and the Form 10-Q's for the first two quarters of fiscal 2005. The restatement is not expected to impact previously reported revenue or income from continuing operations before income taxes, but it is expected to increase tax expense, and therefore reduce after-tax profits, principally in fiscal 2003 and 2004. Based on information as of this date, the company's preliminary estimate of the increased tax expense is in the range of $150 million to $200 million for the relevant periods. There will also be corresponding cash payments for taxes in connection with the errors.

The company has evaluated the effectiveness of its internal controls over accounting for income taxes and has determined the accounting errors indicate a material weakness in internal controls with respect to accounting for income taxes. The company is taking steps to ensure that the material weakness is remedied, including hiring a new Vice President of Tax and additional tax accounting staff, as well as implementing enhanced control processes over accounting for taxes, including the assistance of third-party professionals.

For more details regarding the company's financial goals, please refer to the company's Web site, www.conagrafoods.com/investors, and choose the button titled, "ConAgra Foods Comments on Strategic Direction."

Major Items Affecting Third-Quarter Fiscal 2005 EPS Comparability

Included in preliminary diluted EPS of $0.31 for the third quarter of fiscal 2005 (EPS amounts after tax):

o A gain of $0.22 per diluted share, or $186 million pretax, for the sale of Pilgrim's Pride Corporation common stock. That is classified as Gain on sale of Pilgrim's Pride Corporation common stock.

o Expense of $0.13 per diluted share, related to revised estimates of values for joint venture assets. That is included in Equity Method Investment Loss, and most of the amount is not tax deductible.

o Expense of $0.04 per diluted share, or $22 million, related to an increase in legal reserves in connection with the previously disclosed SEC matter. That is classified as corporate expense, and most of the amount is not tax deductible.

o Expense of $0.04 per diluted share, or $33 million pretax, related to impairment charges and fire damage and classified as part of the results for the Foodservice Products segment.

o Expense of $0.03 per diluted share, or $22 million pretax, related to the early retirement of debt and classified as corporate expense.

o Benefit of $0.02 per diluted share, or $17 million pretax, related to favorable legal settlements for the Retail Products segment.

o Expense of $0.02 per diluted share, or $15 million pretax, related to impairment charges and classified as part of the results for the Food Ingredients segment.

o Expense of $0.01 per diluted share, or $10 million pretax, related to impairment charges and classified as part of the results for the Retail Products segment.

ConAgra Foods Inc. (NYSE: CAG) is one of North America's largest packaged food companies, serving consumer grocery retailers, as well as restaurants and other foodservice establishments. Popular ConAgra Foods consumer brands include: ACT II, Armour, Banquet, Blue Bonnet, Brown 'N Serve, Butterball, Chef Boyardee, Cook's, Crunch 'n Munch, DAVID, Decker, Eckrich, Egg Beaters, Fleischmann's, Golden Cuisine, Gulden's, Healthy Choice, Hebrew National, Hunt's, Kid Cuisine, Knott's Berry Farm, La Choy, Lamb Weston, Libby's, Life Choice, Lightlife, Lunch Makers, MaMa Rosa's, Manwich, Marie Callender's, Orville Redenbacher's, PAM, Parkay, Pemmican, Peter Pan, Reddi-wip, Rosarita, Ro*Tel, Slim Jim, Snack Pack, Swiss Miss, Van Camp's, Wesson, Wolf, and many others. For more information, please visit us at www.conagrafoods.com.

Discussion of Results

A discussion of the ConAgra Foods third-quarter results will be available today at 8:30 a.m. EST. To access the discussion, call toll-free at 1-877-447-8217. International callers should dial 1-706-679-0415. On the Internet, you may access the discussion at www.conagrafoods.com/investors. No passcode or call identification number is needed for the call at 8:30 a.m. EST. A digital replay of the discussion will be available after 10:30 a.m. EST at 1-800-642-1687 and at 1-706-645-9291 for international callers. The conference identification number for the digital replay for domestic callers and international callers is 4029057. The company has posted a question-and-answer supplement relating to this release and an audio archive of management's discussion at www.conagrafoods.com/investors. See the ConAgra Foods Web site for recent news at www.conagrafoods.com.

Note on Forward-Looking Statements:

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current views and assumptions of future events and financial performance and are subject to uncertainty and changes in circumstances. Readers of this release should understand that these statements are not guarantees of performance or results. Many factors could affect the company's actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements. These factors include, among other things, future economic circumstances, industry conditions, company performance and financial results, availability and prices of raw materials, product pricing, competitive environment and related market conditions, operating efficiencies, access to capital, actions of governments and regulatory factors affecting the company's businesses and other risks described in the company's reports filed with the Securities and Exchange Commission. The company cautions readers not to place undue reliance on any forward-looking statements included in this release, which speak only as of the date made.

ConAgra Foods, Inc.

                                                                                     PRELIMINARY
Preliminary Segment Operating Results
In millions
                                                                                    THIRD QUARTER
                                                             -------------------------------------------------------------

                                                                  13 Weeks
                                                                    Ended           13 Weeks Ended
                                                             --------------------  ------------------   ------------------
                                                              February 27, 2005    February 22, 2004     Percent Change
                                                             --------------------  ------------------   ------------------
SALES
Retail Products                                                 $    2,076.8          $    2,091.3             (0.7)%
Foodservice Products                                                   885.6                 876.2              1.1%
Food Ingredients                                                       607.5                 558.0              8.9%
                                                             --------------------  ------------------
    Total                                                            3,569.9               3,525.5              1.3%
                                                             --------------------  ------------------

OPERATING PROFIT
Retail Products                                                $       303.1         $       329.3             (8.0)%
Foodservice Products                                                    33.1                  69.7            (52.5)%
Food Ingredients                                                        59.8                  54.2             10.3%
                                                             --------------------  ------------------
   Total operating profit for segments                                 396.0                 453.2            (12.6)%

Reconciliation of total operating profit to income from continuing operations before income tax
Items excluded from segment operating profit:
     Gain on sale of Pilgrim's Pride Corporation
          common stock                                                 185.7                   -              100.0%
     General corporate expense                                        (135.5)                (79.2)            71.1%
     Interest expense, net                                             (68.1)                (61.8)            10.2%
     Equity method investment earnings (loss)                          (64.0)                  1.9              #
                                                             --------------------  ------------------
Income from continuing operations before income tax
                                                               $       314.1         $       314.1              -
                                                             ====================  ==================

      # - Denotes a variance of more than 100%.


      Segment operating profit excludes general corporate expense, gain on sale of Pilgrim's Pride Corporation common stock, equity method investment earnings and net interest expense. Management believes such amounts are not directly associated with segment performance results for the period. Management believes the presentation of total operating profit for segments facilitates period-to-period comparison of results of segment operations.











ConAgra Foods, Inc.

                                                                                     PRELIMINARY
Preliminary Segment Operating Results
In millions
                                                                                     YEAR-TO-DATE
                                                             -------------------------------------------------------------

                                                                  39 Weeks
                                                                    Ended           39 Weeks Ended
                                                             --------------------  ------------------   ------------------
                                                              February 27, 2005    February 22, 2004     Percent Change
                                                             --------------------  ------------------   ------------------

SALES
Retail Products                                                 $    6,576.4          $    6,203.9              6.0%
Foodservice Products                                                 2,729.7               2,712.7              0.6%
Food Ingredients                                                     1,875.6               1,643.1             14.2%
                                                             --------------------  ------------------
    Total                                                           11,181.7              10,559.7              5.9%
                                                             --------------------  ------------------

OPERATING PROFIT
Retail Products                                                   $    886.0            $    898.6             (1.4)%
Foodservice Products                                                   191.5                 231.5            (17.3)%
Food Ingredients                                                       199.1                 136.2             46.2%
                                                             --------------------  ------------------
      Total operating profit for segments                            1,276.6               1,266.3              0.8%

Reconciliation of total operating profit to income from continuing operations before income tax and cumulative effect of changes in accounting
Items excluded from segment operating profit:
     Gain on sale of Pilgrim's Pride Corporation
           common stock                                                185.7                   -              100.0%
     General corporate expense                                        (281.6)               (253.5)            11.1%
     Interest expense, net                                            (227.3)               (195.4)            16.3%

     Equity method investment earnings (loss)                          (34.8)                 29.4                #
                                                             --------------------  ------------------
Income from continuing operations before income tax and
cumulative effect of changes in accounting                          $  918.6             $   846.8              8.5%
                                                             ====================  ==================

      # - Denotes a variance of more than 100%.

      Segment operating profit excludes general corporate expense, gain on sale of Pilgrim's Pride Corporation common stock, equity method investment earnings and net interest expense. Management believes such amounts are not directly associated with segment performance results for the period. Management believes the presentation of total operating profit for segments facilitates period-to-period comparison of results of segment operations.

ConAgra Foods, Inc.

                                                                                                       PRELIMINARY
                                                                                                       -----------

Preliminary Consolidated Statements of Earnings
In millions, except per share amounts

                                                                                                        13 Weeks Ended
                                                                                                    ------------------------
                                                                                                       February 27, 2005
                                                                                                    ------------------------
Net sales                                                                                               $   3,569.9
Costs and expenses:
Cost of goods sold                                                                                          2,803.5
Selling, general and administrative expenses                                                                  505.9
Interest expense, net                                                                                          68.1

Gain on sale of Pilgrim's Pride Corporation common stock                                                      185.7
Equity method investment earnings (loss)                                                                      (64.0)
                                                                                                    ------------------------
Income from continuing operations before income taxes                                                         314.1
Preliminary income tax expense                                                                                152.6
                                                                                                    ------------------------

Income from continuing operations                                                                             161.5

Loss from discontinued operations, net of tax                                                                  (1.3)
                                                                                                    ------------------------

Net income                                                                                              $     160.2
                                                                                                    ========================


Preliminary Earnings per share - basic

Income from continuing operations                                                                       $      0.31
Income from discontinued operations                                                                              -
                                                                                                    ------------------------
Net income                                                                                              $      0.31
                                                                                                    ========================


Weighted average shares outstanding                                                                           515.7
                                                                                                    ========================

Preliminary Earnings per share - diluted

Income from continuing operations                                                                       $      0.31
Income from discontinued operations                                                                              -
                                                                                                    ------------------------
Net income                                                                                              $      0.31
                                                                                                    ========================

Weighted average share and share equivalents
    outstanding                                                                                               520.3
                                                                                                    ========================

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